SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. __)


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     14a-6(e)(2))

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[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                        DWS RREEF Real Estate Fund, Inc.
                (Name of Registrants as Specified in Its Charter)

                             SUSAN L. CICIORA TRUST
                          ALASKA TRUST COMPANY, TRUSTEE
                                SUSAN L. CICIORA
                                 RICHARD I. BARR
                                 JOEL W. LOONEY
                           c/o Stephen C. Miller, Esq.
                          and Joel L. Terwilliger, Esq.
                           2344 Spruce Street, Suite A
                                Boulder, CO 80302
                                  (303)442-2156
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or
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

                             SUSAN L. CICIORA TRUST
                           c/o Stephen C. Miller, P.C.
                           2344 Spruce Street, Suite A
                             Boulder, Colorado 80302

                                  July 22, 2009


By Federal Express and U.S. Certified Mail

John Millette, Corporate Secretary
DWS RREEF Real Estate Fund, Inc. (the "Fund")
c/o Deutsche Investment Management Americas
345 Park Avenue
New York, NY 10154

J. Christopher Jackson, Esq.
Deutsche Asset Management, Inc.
280 Park Avenue
New York, NY 10017



To the Corporate Secretary of the Fund:

The continued erosion of stockholder value in the Fund has gone on long enough! The stockholders have voted, and many of them have communicated to the Trust that they share our belief that Deutsche Asset Management, Inc. and RREEF America, L.L.C. are simply no longer fit to manage our assets. Fortunately, it only requires a majority of the outstanding voting securities of the Fund (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) to fire these advisers and hire more competent managers.

Further, the Trust has become increasingly alarmed at the motives of Deutsche Asset Management, Inc. with regard to their stalling tactics. Last week they amended the Fund's bylaws to make it more difficult for stockholders to submit their proposals to Fund's management. Today, an article appeared in The Wall Street Journal that reported that Deutsche Bank AG "has dismissed two top executives following an internal investigation into whether [Deutsche Bank AG] conducted surveillance on a board member and others [including an activist shareholder]." This has prompted prosecutors in Germany to open an investigation into what else is going on at Deutsche Bank AG! According to the Fund's proxy materials, Deutsche Asset Management, Inc., the investment manager for the Fund, is a wholly-owned subsidiary of Deutsche Bank AG. We are very concerned about what is happening with our Fund and the Fund's management, and believe that stockholders' attempts to guide our assets in a different direction should not be thwarted at every turn.

Accordingly, and pursuant to the provisions of the Fund's by-laws and organizational documents and other public documents filed by the Fund with the Securities and Exchange Commission (the "SEC"), I hereby notify you on behalf of the Susan L. Ciciora Trust (the "Trust") that, at the Fund's upcoming 2009 annual meeting of stockholders (the "2009 Stockholders' Meeting"), the Trust intends to nominate candidates for election as directors of the Fund and introduce certain proposals (collectively, the "Proposals"). The Proposals conform to the notice requirements of the Fund's most recent proxy filed with the SEC on May 28, 2008, and the Fund's bylaws as filed with the SEC on October 28, 2002, and as amended (the "2002 Bylaws"). It also conforms to the bylaw amendments filed in the Fund's 8K on July 15, 2009. The Trust requests that the Fund provide a true and correct copy of the current bylaws and as they may be amended from time to time.

     The Proposals are as follows:

     1. A proposal to terminate the Investment Management Agreement between the Fund and Deutsche Asset Management, Inc. (the "Investment Manager") (the "Management Agreement").

     2. A proposal to terminate the Investment Advisory Agreement between the Investment Manager and RREEF America, L.L.C. (the "Investment Adviser") (the "Advisory Agreement").

The Investment Manager and Investment Adviser are referred to herein as the "Managers". Justification for Proposals 1 and 2 above is simple: The Fund's performance over the past year under the Managers has been more than appalling. It has been one of the worst of any closed-end or open-end funds in the entire mutual fund universe. In the latest ratings by Morningstar(TM) (December 31, 2008), SRQ received 1 of 5 stars for its overall, 3- and 5-year performance history, as compared with other similarly situated specialty real estate closed-end funds. There is no excuse for the extraordinarily poor performance of the Fund. For the one-year period ending 12/31/08, the Fund had a total return on net asset value ("NAV") of -81.9%. To nearly wipe out the entire value of a fund in one year is unheard of, even in a market that saw the S&P 500 Index drop by 37%. Surprisingly, the market price for the Fund has dropped even more than NAV because the discount for the Fund increased - a decline of 86.4% for the year ending 12/31/08. This loss far exceeds any other market indices for similarly situated funds. In fact, the Fund lost more than twice the percent lost by the S&P Index. As noted in an article published January 4, 2009, on seekingalpha.com, the Fund was one of the "five worst performing closed-end funds in 2008". SRO, another fund under the Managers, was also one of these infamous five worst performers and also received the same dismal Morningstar(TM) ratings as its sister-fund. Having one investment manager for two of the five worst performing funds in 2008 clearly indicates that it is time for new investment management for the Fund.

Further, the Trust is concerned about the relationship between Deutsche Asset Management, Inc., the investment manager for the Fund, which is part of the United States asset management activities of Deutsche Bank AG and which is purportedly under investigation by prosecutors in Frankfurt, Germany. We do not want our Fund's assets or management "tainted" by this relationship between

Deutsche Asset Management, Inc. and Deutsche Bank AG. Additionally, we are concerned that these spying activities may not be limited and could possibly include other activist stockholders, including the Trust. You are hereby notified that, on behalf of the Trust, I intend to seek assurances from current management that such activities do not include stockholders of funds under management by Deutsche Asset Management, Inc., including the Fund.

Notwithstanding the above Proposals 1 and 2, the Trust encourages the Board of Directors of the Fund (the "Board") to terminate the Management Agreement and Advisory Agreement sooner rather than later. The Board members have a fiduciary duty to the stockholders to make a change, as the Managers clearly have shown that they should no longer manage the Fund. It is the duty of the Board to save what little is left in the Fund and embrace the changes proposed by the Trust. However, if the Board elects not to pursue this course of action, the Trust intends to pursue the above Proposals in a proxy contest.

     3. Nominate for election by the stockholders the following nominees as Class III directors for the Fund: Susan L. Ciciora, Richard I. Barr, and Joel W. Looney (collectively, the "Nominees). Copies of the Nominees' resumes are attached to this letter and contain all information required under Section 3.3 of the 2002 Bylaws.

     4. A proposal recommending that the Board adopt a resolution repealing the applicability of the Maryland Unsolicited Takeovers Act, Maryland General Corporation Law ("MGCL") ss.ss.3-801 through 805 ("MUTA") such that the Fund will no longer be subject to MUTA. MUTA has the effect of entrenching management and diminishing stockholder influence. Repeal of MUTA should result in maximizing Board and management accountability to stockholders.

     5. A proposal recommending that the Board amend Article 7.1 of the Fund's bylaws (the "Bylaws") to delete the first sentence of Article 7.1, so that authority to amend the Bylaws is not vested solely in the Board. See discussion under Proposal 7 below.

     6. A proposal recommending that the Board amend Article 3.2 of the Bylaws to reduce the number of directors and declassify the Board consistent with the discussion under Proposals 8 and 9 below.

     7. A proposal recommending that the Board amend the Fund's charter (the "Charter"), vesting in the stockholders the power to amend or adopt the Bylaws by the affirmative vote of a majority of all votes entitled to be cast on the matter. The Trust believes that all stockholders benefit if they have better access to and more influence in the Fund's governance. The Fund's Bylaws contain important policies affecting the day-to-day management of the Fund, which the Trust believes stockholders should have a voice in establishing. Presently the Bylaws contain a provision which vests the authority to adopt, alter or repeal Bylaws solely with the Board. The Trust believes that the authority to adopt, alter or repeal Bylaws should be a shared authority between the Board and stockholders. This permits the Board to be responsive to house-keeping and substantive matters regarding Fund operations, while at the same time giving the owners of the Fund the power to effect changes should they choose to do so. The Trust also believes that when stockholders "speak" by adopting a Bylaw, their action should not be subject to being overturned or altered by unilateral action of a Board whose job it is to serve stockholders. The Trust believes that this Proposal will accommodate the practicalities of managing the Fund while at the same time protecting an important right of stockholders. This Proposal would codify in the Charter the shared authority to make, alter or repeal Bylaws, while at the same time making it clear that Bylaws that are adopted by stockholders cannot be altered, repealed or otherwise circumvented without the affirmative approval of stockholders. If approved by stockholders, the Charter will be amended to add the following provision:

     The Bylaws of the Corporation, whether adopted by the Board of Directors or the stockholders, shall be subject to amendment, alteration or repeal, and new Bylaws may be made, by either (a) the affirmative vote of a majority of all the votes entitled to be cast on the matter; or (b) the Board of Directors; provided, however, that the Board of Directors may not (i) amend or repeal a Bylaw that allocates solely to stockholders the power to amend or repeal such Bylaw, or (ii) amend or repeal Bylaws or make new Bylaws that conflict with or otherwise alter in any material respect the effect of Bylaws previously adopted by the stockholders.

     8. A proposal recommending that the Board amend the Charter to set the number of members of the Board to five. Company charters often contain provisions that set a high upper-limit on the number of board seats, permitting the company's board to increase or decrease the number of board seats in their discretion, subject to this upper limit. Currently the Charter sets a lower limit as required by MGCL and the upper limit at twelve, permitting the Board to increase or decrease its size subject to the upper limit. Boards may use such provisions to quickly increase or decrease their size in an effort to dilute the voting impact of directors - such as those elected in proxy contests - with views contrary to those of management. The Trust views the ability to manipulate the number of members on the Board as unnecessary and ultimately ineffective in thwarting stockholder desires. In addition, it potentially increases Fund expenses and insulates the Board from stockholders. Common sense suggests that if the Fund has more Board seats, the Fund (and thus stockholders) will spend more on Board compensation. The Trust believes that, because of the relatively narrow business focus of an investment company such as the Fund, five Directors can adequately and efficiently fulfill their obligation to oversee the operations of the Fund and its management and act as "watchdogs" for stockholders. The Trust believes that the best approach is to seek a few highly qualified individuals to fill directorships and pay them fairly. This way, stockholders get more "bang for the buck" in their Board and don't pay unnecessary Board expenses. If approved by stockholders, the Charter will be amended to delete the entirety of Article VI(1) and replaced with the following provision:

     The number of directors shall be five.

     9. A proposal recommending that the Board amend the Charter to de-classify the Board and provide for the annual election of directors. The election of directors is the primary means for stockholders to exercise influence over the Fund and its policies. The Trust believes that classified boards have the effect of reducing the accountability of directors to a company's stockholders. A classified board prevents stockholders from electing all directors on an annual basis and may discourage proxy contests in which stockholders have an opportunity to vote for a competing slate of nominees. While classified boards are viewed by some as increasing the long-term stability and continuity of a board, the Trust believes that, in the case of the Fund, long-term stability and continuity should result from the annual election of Directors, which provides stockholders with the opportunity to evaluate Director performance, both individually and collectively, on an annual basis. If approved by stockholders, the Charter will be amended to deleted the entirety of Article VI(2) and replaced with the following provision:

     The directors shall be elected at each annual meeting of the stockholders commencing in 2010, except as necessary to fill any vacancies, and each director elected shall hold office until his or her successor is duly elected and qualifies, or until his or her earlier resignation, death, or removal.

     10. A proposal recommending that the Board amend the Charter to provide that the Secretary of the Fund shall call a special meeting of stockholders on the written request of stockholders entitled to cast at least 25% of all votes entitled to be cast at the meeting. Presently, under the Fund's Bylaws, stockholders cannot call a special meeting unless a written request is submitted by the holders of a majority of outstanding shares entitled to vote at the meeting. This ownership threshold restricts a stockholder's right to call a meeting. This Proposal would amend the Charter to reduce the percentage ownership level from a "majority" to 25% of outstanding shares, thus making the potential for a stockholder or group of stockholders to call a special meeting more realistic and useful. If approved by stockholders, the Charter will be amended with the following provision:

     The Secretary of the Corporation shall call a special meeting of the stockholders on the written request of stockholders entitled to cast at least twenty-five percent (25%) of all the votes entitled to be cast at the meeting.

     11. A proposal recommending that the Board change the name of the Fund so that it does not include "DWS" or reference to the DWS family of funds, or investments in real estate or similar securities. Further, we want to remove any association of the Fund with Deutsche Asset Management, Inc. and Deutsche Bank AG due to our concerns of corporate malfeasance.

     12. A proposal recommending that the Board resolve to negate the applicability of the Maryland Control Share Acquisition Act (the "MCSAA") such that the Trust will no longer be subject thereto. The MCSAA limits stockholder voting rights in excess of certain thresholds. The Trust believes, as evidenced by the recent deepening of the Fund's discount, that the MCSAA is harming stockholders who may want to exit the Fund. The Trust and other significant stockholders are apt to be discouraged from purchasing shares they cannot vote and thus avoid purchasing shares in the market which would otherwise provide pricing support for exiting stockholders. Moreover, when the Fund announced its adoption of the MCSAA, its press release said that the MCSAA and other obstructive measures were "to protect the interest of stockholders pending stockholder consideration of proposed plans of liquidation for [the] Fund." Given the fact that the "plan of liquidation" was defeated, the Board should have terminated the MCSAA immediately after the special meeting on May 20, 2009. Obviously they didn't. Stockholders have spoken and have clearly expressed their disdain for the "plan of liquidation," so it is time to terminate these obstructive measures which serve only to harm stockholders. We believe that the MCSAA, in conjunction with the Fund's "poison pill", denies stockholders wanting to sell shares and erodes any prospect for much needed price support.

     13. A proposal recommending that the Board resolve to terminate the rights agreement dated April 9, 2009 and as may be amended from time to time (the "poison pill"), whereby future purchases of the Fund's shares by the Trust will trigger a dilutive rights dividend specifically targeted to dilute only the Trust. On April 9, 2009, the Board implemented a so-called "Rights Agreement" which would trigger dilutive rights dividends if the Trust purchases additional shares of the Fund. Like the MCSAA discussed above, this "poison pill" is designed to discourage the Trust from purchasing additional shares and denies stockholders wanting to sell their most likely prospect for a much needed price support. As with the MCSAA, the Fund announced that the measure was to "protect the interest of stockholders pending stockholder consideration of proposed plans of liquidation for [the] Fund." As discussed above, stockholders have spoken and clearly rejected the "plan of liquidation", so it is time to terminate these obstructive measures which serve only to harm stockholders.

More to the point, "poison pills" are simply wrong. Here's what happens with the Fund's poison pills: if the Trust buys 0.01% more of the Fund's shares, all stockholders other than the Trust receive three additional shares at a cost of $0.01 per share. The Trust receives nothing. This means that, based on the Trust's holdings in the Fund, the Trust's economic interest would be reduced by almost 70%. We believe that the Board would essentially steal from the Trust and hand over the "loot" to the non-Trust stockholders. That may not sound like a bad deal for the non-Trust stockholders. But from the Trust's point of view, it's robbery and if the Board has the ethical capacity to rob the Trust, stockholders should figure it has the ethical capacity to rob the rest of the stockholders of the Fund.

The Trust believes this is fundamentally wrong of the Board and is not indicative of the type of Board that the stockholders can trust.

The Trust represents to the Fund that as of the date of this notice it is a stockholder of record of 2,596,016 shares of the Fund's common stock (the "Shares") which represents 16.5% of the Fund's total outstanding and issued shares. The Trust further represents to the Fund that it intends to be present at the Meeting to nominate the Nominees to serve as directors of the Fund, to submit the Proposals as contained herein, and to vote its Shares accordingly with the nominations and proposals as presented by the Trust. The Trust hereby represents to the Fund that it intends to continue to own, through the date of the Meeting, these Shares.

If the Fund determines that more than three Class III directors will be elected at the 2009 Stockholders' Meeting, or the Board expands the number of available seats on the Board, the Trust intends to nominate candidates for the additional Board seats and will provide the Fund with the required information for any additional nominees.

The directors of the Fund will be asked to take a position with respect to the Proposals. As a representative of the Fund's largest stockholder, I urge the directors to support these proposals as they are in the best interests of all stockholders of the Fund and introduce sound corporate governance principals.

Only 4 of the 12 members of the Board own shares of the Fund.(1) The fact that 8 of the 12 of these incumbent directors own no shares and did not share in the extraordinary loss experienced by other stockholders suggests little empathy by or incentive for the current Board to work diligently toward the future success of the Fund and its stockholders. Certainly, this lack of meaningful ownership highlights that the incumbents do not have enough faith in the Fund's management to warrant investing their own money with the Fund. Accordingly, the Trust believes that the stockholders of the Fund deserve new advisers to provide a better chance for a positive return on their investment and a more confident outlook for the Fund's future. In this regard, we recommend that the Board consider Boulder Investment Advisers, LLC and Stewart Investment Advisers, both SEC registered investment advisers who advise the Boulder-based group of closed-end funds.(2)

If the Board agrees with these Proposals, I invite you to discuss with me at your earliest convenience how we might mutually affect a smooth and cost-efficient implementation of the Proposals. Please contact me at in writing at the address provided above if you have questions. Please fax a copy of any written response to my counsel, Stephen C. Miller, Esq. or Joel L. Terwilliger, Esq. at (303) 245-0420.

                                   Sincerely,

                                   The Susan L. Ciciora Trust


                                   /s/ Stewart R. Horejsi
                                   -------------------------------

                                   By: Stewart R. Horejsi, its Financial Advisor



Cc: Board of Directors of the Fund


Footnotes:

     (1) Based on information from the Fund's most recent Proxy Statement dated May 28, 2008.

     (2) Boulder Total Return Fund, Boulder Growth & Income Fund and The Denali Fund.